Exhibit 99.1

CINEDIGM ANNOUNCES ANOTHER ACCRETIVE FINANCING TRANSACTION TO FURTHER STRENGTHEN BALANCE SHEET; RECEIVES POSITIVE NASDAQ LISTING DETERMINATION

Los Angeles, CA, February 9, 2017 - Cinedigm Corp. (NASDAQ: CIDM) (the “Company”) today announced that it has agreed to another accretive financial exchange transaction as part of its overall strategy to further strengthen its balance sheet.

On February 8, 2017, Cinedigm entered into an exchange agreement pursuant to which the Company agreed to issue 450,000 shares of its Class A common stock and notes in the principal amount of $1,400,000 pursuant to the Company’s Second Lien Loan Agreement entered into in July 2016 in exchange for $4,000,000 principal amount of the Company’s 5.5% Convertible Notes due 2035 with the holder of those convertible notes. The exchanged convertible notes will be immediately cancelled upon their surrender. This exchange is expected to be consummated shortly. This transaction is expected to save the Company nearly $115,000 per year in interest expense.

This exchange transaction follows several significant recent financial transactions and developments, including the accretive exchange in late December, 2016 of $3,400,000 of the Company’s 5.5% Convertible Notes for common stock and warrants, saving another $187,000 per year in interest expense. Also in December 2016, the Company terminated 1,773,412 common stock warrants of an institutional holder for a nominal fee. In addition, in November 2016, the Company fully prepaid the outstanding balance of $9,081,110 of the Societe Generale Phase 1 term loan facility while paying down over $53,000,000 in total non-recourse debt related to the Digital Cinema business in calendar year 2016. Finally, in January 2017 the Company eliminated the current office lease for its West Coast facilities, reducing its rent expense by over $750,000 annually.

“This accretive exchange transaction continues our recent successes in strengthening and simplifying our balance sheet,” said Chris McGurk, Cinedigm’s Chairman and CEO. “Combined with the more than $10 million in annual operating cost savings we have achieved, most recently the significant reduction in West Coast facilities expense, we continue to position Cinedigm for future success. In addition, we continue to make progress in lining up additional debt exchange opportunities and an expanded ABL to replace our current revolver.”

Additionally, on February 8, 2017, the Nasdaq Listing Qualifications Panel granted the Company's request for continued listing on The Nasdaq Global Market. The Company's continued listing is subject to the Company evidencing compliance with the minimum market value of publicly held shares requirement of $15,000,000 by March 31, 2017 or, if certain conditions are met and stockholder approval is required, then the listing would be continued through June 20, 2017 to offer more time for compliance. In order to satisfy the market value of publicly held shares requirement, the Company must evidence a market value of publicly held shares price of at least $15,000,000 for a minimum of 10 consecutive business days. The Company is taking definitive steps to timely evidence compliance with the terms of the Panel's decision.

About Cinedigm

Cinedigm is a leading independent content distributor in the United States, with direct relationships with thousands of physical retail storefronts and digital platforms, including Wal-Mart, Target, iTunes, Netflix, and Amazon, as well as the national Video on Demand platform on cable television.

Additionally, given Cinedigm’s infrastructure, technology, content and distribution expertise, the Company has rapidly become a leader in the quickly evolving over-the-top digital network business. Cinedigm’s first channel, DOCURAMA, launched in May 2014, and is currently available on iOS, Roku, Xbox and Samsung, with additional platforms currently being rolled out. Cinedigm launched CONtv, a Comic Con branded channel, on March 3, 2015. The Company’s third OTT channel, DOVE CHANNEL, launched on September 15, 2015 and is a digital streaming subscription service targeted to families and kids seeking high quality and family friendly content approved by Dove Foundation.

Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp. www.cinedigm.com. [CIDM-F]

Contact:

Cinedigm
Jill Newhouse Calcaterra, 310-466-5135
jcalcaterra@cinedigm.com